Exhibit 10.1

CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (the “Agreement”) is by and between SFM, LLC d/b/a Sprouts Farmers Market, or one of its affiliated companies, and             , and is effective as of the date last executed below.

In consideration for my continued employment, and other valuable consideration, including the right to participate in Sprouts’ incentive compensation and other compensation and benefit programs, and to be eligible for advancement and promotions, I agree as follows:

1. Purpose of This Agreement. I acknowledge and agree that Sprouts has grown and succeeded, and that it continues to grow and succeed, in part because of the goodwill it has developed with its customers, vendors, suppliers, business partners, and its Team Members, and because of the unique market-related information that Sprouts has developed. As a senior member of Sprouts’ management team, during my employment I have been given and I will continue to be given access to this unique, confidential, sensitive, and competitively valuable information about Sprouts, its products, services, customers, suppliers, vendors, business partners, Team Members, and its methods of doing business, and I have been entrusted and will continue to be entrusted with access to this information and these valuable relationships. I may have also previously helped or will in the future help to generate and develop such information and relationships for Sprouts’ benefit. I understand and agree that Sprouts has a legitimate business interest in protecting its information and relationships, and that the Agreement is intended to protect these interests both during my employment and after my employment with Sprouts ends.

2. Definitions. Capitalized terms in this Agreement shall have the meanings provided below.

2.1. Business Partner. “Business Partner” means Sprouts’ vendors, suppliers, distributors, consultants, contractors, and licensees.

2.2. Confidential Information. “Confidential Information” means any Sprouts trade secret (as defined by applicable law) and any non-trade secret information of a non-public, confidential, proprietary, or competitively sensitive nature, whether in tangible (including electronic) or intangible form, including, but not limited to: product information; information concerning service offerings and methods of doing business; customer data; pricing formulations; non-public financial information; strategic business and development plans; vendor and supplier lists; technical and statistical data; strategic plans; purchasing, accounting, marketing, merchandising, pricing, selling, and distribution plans, reports and analytical data; and similar information related to Sprouts’ business operations and dealings. “Confidential Information” does not include information that has become publicly known or made generally available to the public through no wrongful act by me or by anyone else who was under confidentiality obligations as to the information involved, and also does not include the general knowledge, skills, experience, and abilities that I have developed prior to or during my employment with Sprouts, which I may use in subsequent employment so long as I do not use or disclose Confidential Information.

2.3. Competitor. “Competitor” shall include those list of businesses provided to you by Sprouts from time to time.

2.4. Non-Compete Period. “Non-Compete Period” means the period of my employment with Sprouts and the period of 12 months after my employment with Sprouts ends for any reason. In the event a court of competent jurisdiction or an arbitrator determines that 12 months is overbroad and unenforceable, the Non-Compete Period shall be the longest of the following periods that the court or arbitrator determines reasonable under the circumstances: 9 months, 6 months, or 3 months after my employment with Sprouts ends for any reason. In the event of a breach of Paragraph 4 of this Agreement, the Non-Compete Period shall be extended by a period of time equal to the period of time I was in violation of this Agreement.

2.5. Non-Solicit Period. “Non-Solicit Period” means the period of my employment with Sprouts and the period of 24 months after my employment with Sprouts ends for any reason. In the event a court of competent jurisdiction or an arbitrator determines that 24 months is overbroad and unenforceable, the Non-Solicit Period shall be the longest of the following periods that the court or arbitrator determines reasonable under the circumstances: 18 months, 12 months, 9 months, or 6 months following the date my employment with Sprouts ends for any reason. In the event of a breach of Paragraph 5.1 or 5.2 of this Agreement (or any combination thereof), the Non-Solicit Period shall be extended by a period of time equal to the period of time I was in violation of this Agreement.

2.6. Sprouts. “Sprouts” means SFM, LLC and all parent, subsidiary, and other companies affiliated with SFM, LLC, including, but not limited to, Sprouts Farmers Market, Inc., and its affiliates.

2.7. Team Member. “Team Member” means a person who was or is employed by Sprouts.

3. Confidentiality. I acknowledge and agree that the unauthorized use or disclosure of Confidential Information will cause irreparable damage and financial loss to Sprouts. Therefore, upon Sprouts’ request or upon the termination of my employment with Sprouts, whichever comes first, I will promptly return to Sprouts all tangible Confidential Information in my possession, whether in tangible (including electronic) or intangible form. To the extent I may possess non-tangible Confidential Information after my employment with Sprouts ends, I promise and agree to hold that Confidential Information in the strictest confidence at all times after my employment with Sprouts ends for so long as that information retains its character as Confidential Information, or if a court of competent jurisdiction or an arbitrator determines that this term is overbroad and unenforceable, I agree to keep and hold Confidential Information confidential for a period of two years after my employment with Sprouts ends, or if such period is deemed overbroad, for a period of one year after my employment with Sprouts ends. I acknowledge and understand that the obligation to maintain the confidentiality of Sprouts’ Confidential Information does not prohibit me from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission, or from making any other disclosures that are protected under the whistleblowing provisions of any applicable federal or state law or regulation, and that I am not required to report to Sprouts that I have made any such reports or disclosures.

4. Restriction on Competition. I acknowledge and agree that in my current position, I have learned and been given access to and will continue to learn and be given access to Sprouts’ most sensitive, confidential, and proprietary information and trade secrets (including its Confidential Information), as well as have developed and will continue to develop relationships with Sprouts’ Business Partners, all of which would be extremely valuable to a Competitor and which may be inevitably disclosed were I to be employed by a Competitor. Therefore, during the Non-Compete Period, I agree that I will not compete with Sprouts by working for or providing services, directly or indirectly, whether as an employee, consultant, advisor, partner, officer, director, independent contractor, owner, member, or in any other capacity, to any Competitor.

5. Restriction on Solicitation.

5.1. Team Member Non-Solicitation. I acknowledge that Sprouts has expended substantial time, money, and effort in recruiting and training competent Team Members, and that it will continue to do so during my employment with Sprouts. Therefore, during my employment and for the Non-Solicit Period, I will not, alone or with others, directly or indirectly, solicit for employment, engage, hire, or employ, aid or induce the employment of any Team Member who was a Team Member of Sprouts as of my date of termination or any Team Member who becomes a Team Member of Sprouts during the Non-Solicit Period, in either case, if that Team Member had access to or used Confidential Information during the course of his or her employment with Sprouts or if that Team Member held an Assistant Manager, Store Manager, Director, or more senior position with Sprouts, unless that Team Member is not presently employed by Sprouts and has not been employed by Sprouts at any time within the 6 months preceding my contact with that Team Member, nor will I encourage any such Team Member to terminate his or her employment relationship with Sprouts.

5.2. Business Partner Non-Solicitation. I acknowledge that Sprouts has expended substantial time, money and effort in building and developing relationships with its Business Partners, and that it will continue to do so during my employment with Sprouts. Therefore, during my employment and for the Non-Solicit Period, I will not, alone or with others, directly or indirectly, disrupt or attempt to disrupt or otherwise interfere with Sprouts’ relationship with any Business Partner unless that Business Partner has not provided products or services to Sprouts at any time within the 6 months preceding my contact with that Business Partner.

6. Reasonableness. I agree that the restrictions contained in this Agreement are fair, reasonable, and the minimum necessary for the protection of Sprouts’ legitimate business interests. I further agree that these restrictions do not impair my ability to earn a livelihood after my employment with Sprouts ends. Although I agree that the terms of this Agreement are reasonable even as enforced to their maximum extent, if the scope or enforceability of any or all of the provisions set forth in this Agreement are deemed by a court of competent jurisdiction or an arbitrator to be unenforceable because of their scope or duration, I agree that the court or arbitrator may revise the restriction(s) by “blue penciling” the overbroad or otherwise unreasonable terms thereof.

7. Enforcement; Survival. Because an actual or threatened breach of this Agreement is nearly certain to cause Sprouts immediate irreparable harm, the amount of which may be difficult to ascertain, I understand and agree that Sprouts shall have the right to enforce this Agreement by injunction or other equitable relief, without prejudice to any other rights and remedies that Sprouts may have for breach of this Agreement, and notwithstanding any provision of a separate agreement setting forth an alternative dispute resolution process for the resolution of employment disputes between Sprouts and me. I further agree that, because of the nature of the obligations in this Agreement, which I understand shall survive termination of my employment and remain in full force and effect, Sprouts shall have the right to notify my future or prospective employers of the terms of this Agreement.

8. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Arizona. I agree that Arizona law is appropriate and should be applied to this Agreement because Sprouts’ headquarters is in Phoenix, Arizona, my supervisors are located in Arizona, and because I recognize that Sprouts has a strong interest in uniformity in its agreements with Team Members located throughout the United States. I also agree that, should Sprouts seek a remedy for any alleged violation by me of this Agreement, I consent to the exercise of personal jurisdiction over me in any such proceeding in Arizona and I expressly waive any objection that I may now or hereafter have that any such action has been brought in an inconvenient forum.

9. General Provisions. If any term or provision of this Agreement is determined by a court of competent jurisdiction or an arbitrator to be illegal or invalid, in whole or in part, and cannot be revised pursuant to Paragraph 6 of this Agreement, I agree that the validity of the remaining terms or provisions shall not be affected, and the illegal or invalid term or provision shall be severed and deemed not to be a part of this Agreement. In any proceeding by which one party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligations hereunder, the prevailing party shall be awarded reasonable attorneys’ fees, together with costs and expenses, incurred to resolve the dispute and enforce the final judgment. This Agreement contains the sole and entire agreement between Sprouts and myself with respect to the specific subject matter herein and supersedes and replaces any confidentiality, non-competition, or non-solicitation provisions in any prior agreements to the extent they are inconsistent herewith. This Agreement can be amended or modified only by a written agreement signed by me and an authorized Sprouts representative.

I have read this Agreement carefully and understand its terms. I have had the opportunity to consult with counsel before signing this Agreement and have either done so or freely decided not to do so before signing this Agreement.

ACCEPTED AND AGREED TO:

EXECUTIVE	SFM, LLC d/b/a Sprouts Farmers Market

By:
Signature
Its:
Printed Name

Date:	Date: